Exhibit 10.28
Non-Employee Director Compensation
     Cash compensation for non-employee directors is as follows:

				Committee
	Annual	Board Meeting Attended		Meeting
Position	Retainer*	In Person	By Telephone	Attended
Board Chairman	$30,000	$2,000	$500	$500
Audit Committee Chairman	$30,000	$2,000	$500	$500
Compensation Committee Chairman	$27,500	$2,000	$500	$500
Nominating and Corporate Governance Committee Chairman	$25,000	$2,000	$500	$500
Board Member (other than Board or Committee Chairs)	$20,000	$2,000	$500	$500

*	Each non-employee director is entitled to only one annual retainer fee.
     Equity compensation for non-employee directors is as follows:
     Annual Grants. Each year, immediately following Cardica, Inc.’s Annual Meeting of Stockholders, each non-employee director will be granted an option to purchase 5,000 shares of the Company’s common stock. Each such option will vest monthly over the ensuing year.
     Initial Grants. Automatically upon becoming a director, any new non-employee director shall be granted an option to purchase 15,000 shares of Cardica, Inc.’s common stock, vesting monthly over three years.
     The foregoing compensation for non-employee directors was approved by Cardica, Inc.’s board of directors on August 13, 2008, effective immediately.